Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: Mary Dean Hall 843-INGEVITY investors@ingevity.com

Ingevity reports fourth-quarter and full-year 2021 financial results

HIGHLIGHTS: (comparisons versus prior year period)
•Company delivered solid results despite supply chain challenges and inflationary cost pressures, and the continuing microchip shortage that negatively impacted fourth-quarter (Q4) and full-year (FY) performance
•Net sales in Q4 of $336.0 million increased 3.2%, with FY net sales of $1.4 billion up 14.4%
•Q4 net income of $29.3 million and diluted earnings per share (EPS) of $0.74; Q4 adjusted earnings of $30.9 million and diluted adjusted EPS of $0.78
•FY net income of $118.1 million and diluted EPS of $2.95, reflecting an $85 million litigation verdict charge that had a $1.63 impact, net of tax, to diluted EPS; FY adjusted earnings of $209.5 million increased 3.4% and FY adjusted diluted EPS of $5.23 was up 7.2%
•FY adjusted EBITDA of $422.2 million, up 6.1% and FY adjusted EBITDA margin of 30.3%
•FY operating cash flow of $293.0 million with free cash flow of $189.2 million
•Company announces fiscal year 2022 guidance for sales between $1.525 billion and $1.60 billion and adjusted EBITDA between $430 million and $460 million

The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.

NORTH CHARLESTON, S.C., February 23, 2022 – Ingevity Corporation (NYSE:NGVT) today reported its financial results for Q4 and FY 2021.

Net sales of $336.0 million in Q4 rose 3.2% versus the prior year quarter, and FY net sales of $1.4 billion were up 14.4% compared to last year, as the company drove price increases throughout the year to help offset inflationary cost pressures. Net income and adjusted earnings for the quarter and the full year were negatively impacted by reduced automotive emission product volumes due to the ongoing microchip constraints on global vehicle production. Q4 net income of $29.3 million decreased 36.3% compared to prior year Q4 and FY net income of $118.1 million decreased 34.9% year over year. Adjusted earnings of $30.9 million in Q4 decreased 43.9% versus the prior year quarter, with FY adjusted earnings of $209.5 million up 3.4% year over year.

Diluted EPS in Q4 was $0.74 compared to diluted EPS of $1.11 in the prior year quarter. Diluted adjusted EPS in Q4 was $0.78, which excludes, net of tax, $0.04 primarily related to restructuring and other charges recognized during the quarter. This compares to diluted adjusted EPS of $1.33 in the prior year quarter. FY diluted EPS was $2.95 compared to $4.37 in the prior year. FY diluted adjusted EPS was $5.23, which excludes, net of tax, $0.31 related to restructuring, acquisition and other charges, $1.63 of litigation verdict charge, and $0.34 related to certain discrete tax items recognized during the year. This compares to diluted adjusted EPS of $4.88 in the prior year.

FY adjusted EBITDA of $422.2 million was up 6.1% versus 2020, despite a decline in adjusted EBITDA margin to 30.3% from prior year’s 32.7%, primarily due to the shortfall in Performance Materials automotive-related sales, which also negatively impacted operating cash flow of $293.0 million, down 16.9% from prior year.

“Strong Performance Chemicals volumes across the segment drove our fourth-quarter and full-year results, supported by higher selling prices in Engineered Polymers and Industrial Specialties to offset rising energy, logistics and raw materials costs, and higher selling, general and administrative expenses,” said John Fortson, president and CEO. “Performance Materials also executed well in an extremely challenging environment. Our automotive product sales continue to be impacted by lower vehicle production due to the prolonged microchip shortage, yet the team managed these challenges and delivered a solid performance.”

Performance Chemicals

Sales in the Performance Chemicals segment benefited from strong volumes and price increases, with Q4 sales up 23.7% from prior year to $204.0 million and FY sales up 23.9% year over year to $874.7 million.

“Sales across our Performance Chemicals segment rose significantly compared to the prior year quarter,” said Fortson. “We saw double-digit growth in the majority of our markets and continued to grow demand for our higher-value derivatized products in all three businesses. The team did an incredible job pushing through higher selling prices across the segment, allowing us to fully offset energy, logistics and raw materials inflation in the fourth quarter and more than offset these pressures for the full year.”

Demand for Engineered Polymers products was robust in Q4 and throughout the year, with sales up 22.3% in Q4 and 45.5% for the FY due to increased global volumes, particularly in automotive and industrial markets, as well as higher prices. Sales in Industrial Specialties applications rose 27.9% in Q4 and 26.0% FY due to growth in adhesives, tall oil fatty acid, dispersants and oilfield markets and the positive impact of prices across all markets. Our Pavement Technologies products benefited from a North America paving season that extended into Q4 with sales up 11.1% Q4 versus prior year quarter and FY up 4.6%.

Q4 segment EBITDA was $21.6 million, down 18.8% versus Q4 2020 as higher volumes and prices were more than offset by increased energy, logistics and raw materials costs, and increased selling, general and administration expenses, all of which further escalated in Q4. As a result, Q4 segment EBITDA margin was 10.6%. FY segment EBITDA was up 16.2% year over year to $172.8 million with segment EBITDA margin of 19.8%.

Performance Materials

Sales in Performance Materials in Q4 2021 were $132.0 million, down 17.9% compared to a record Q4 2020 when the automotive industry rebounded sharply post the initial pandemic lockdowns. This positive sales momentum continued into early Q1 2021 but was short lived as microchip production was unable to meet the surge in auto demand. As a result, the remainder of 2021 saw much lower automotive production, reducing sales of Ingevity’s high-value auto emission products. Despite these challenges, FY segment sales were up slightly year over year to $516.8 million primarily due to price increases and mix shift that offset volume declines.

“Fourth-quarter comparisons are challenging, as Q4 2020 saw exceptionally strong sales of our high-value automotive products,” said Fortson. “In comparison, Q4 2021 sales were impacted by reduced volumes of our automotive products and a higher mix of our lower-value water, food and beverage purification products. Sequentially, revenue grew 11.8% in Q4 2021 due to higher North America and China vehicle production, which we attribute to a temporary increase in microchip supply.”

Q4 segment EBITDA of $58.0 million was down 31.2% versus the prior year period with Q4 segment EBITDA margin of 43.9%. FY segment EBITDA of $249.4 million was up 0.1% with FY segment EBITDA margin of 48.3%.

Full-Year 2022 Guidance

Ingevity announced its 2022 guidance of sales between $1.525 billion to $1.60 billion and adjusted EBITDA between $430 million to $460 million.

“Our 2022 guidance assumes Performance Chemicals revenue will outpace ongoing energy, logistics and raw materials inflation, and reflects our modest outlook for Performance Materials as we expect vehicle production will continue to be constrained by the prolonged microchip shortage and other automotive supply chain issues,” said Fortson. “We will continue to optimize our operations and inventory to provide outstanding service to customers and remain committed to capturing the maximum value for our products. As a united team, I am confident we will advance our strategic growth and sustainability efforts and deliver a strong performance this year.”

Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,850 people. The company is traded on the New York Stock Exchange (NYSE:NGVT). For more information visit www.ingevity.com.

Additional Information
The company will host a live webcast on Thursday, February 24, 2022, at 10 a.m. (Eastern) to discuss Q4 and FY 2021 results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 844-200-6205 (inside the U.S.) or 929 526 1599 (outside the U.S.), and entering access code 751599 at least 10 minutes prior to the start of the event. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to Ingevity’s investor site prior to the call. A replay will be available beginning at approximately 2 p.m. (Eastern) on February 24, 2022 through March 23, 2023.

Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.

Forward-looking statements: This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “believes,” “anticipates” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; litigation related strategies and outcomes; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects from general global economic and financial conditions, including inflation; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient crude tall oil and other raw materials; the United Kingdom’s withdrawal from the European Union; integration of future acquisitions; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described under "Risk Factors" in our Annual Report on Form 10-K, our Form 10-Q for the quarter ended September 30, 2021, and other periodic filings. These forward-looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data	2021	2020	2021	2020
Net sales	$336.0	$325.6	$1,391.5	$1,216.1
Cost of sales	231.0	198.2	878.7	750.6
Gross profit	105.0	127.4	512.8	465.5
Selling, general, and administrative expenses	48.3	41.5	179.3	149.4
Research and technical expenses	7.0	5.8	26.3	22.6
Restructuring and other (income) charges, net	3.9	5.2	16.2	18.5
Acquisition-related costs	(0.3)	0.1	0.6	1.8
Other (income) expense, net	(1.7)	(4.0)	79.9	(4.1)
Interest expense, net	11.5	12.4	47.7	42.2
Income (loss) before income taxes	36.3	66.4	162.8	235.1
Provision (benefit) for income taxes	7.0	20.4	44.7	53.7
Net income (loss)	$29.3	$46.0	$118.1	$181.4

Per share data
Basic earnings (loss) per share	$0.74	$1.12	$2.97	$4.39
Diluted earnings (loss) per share	$0.74	$1.11	$2.95	$4.37
Weighted average shares outstanding
Basic	39.3	41.1	39.8	41.3
Diluted	39.6	41.4	40.1	41.5

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2021	2020	2021	2020
Net sales
Performance Materials (1)	$132.0	$160.7	$516.8	$510.0
Performance Chemicals	204.0	164.9	874.7	706.1
Pavement Technologies product line	33.0	29.7	195.4	186.8
Industrial Specialties product line (1)	128.8	100.7	493.5	391.6
Engineered Polymers product line	42.2	34.5	185.8	127.7
Total net sales	$336.0	$325.6	$1,391.5	$1,216.1

Segment EBITDA (2)
Performance Materials	$58.0	$84.3	$249.4	$249.2
Performance Chemicals	21.6	26.6	172.8	148.7
Total segment EBITDA (2)	$79.6	$110.9	$422.2	$397.9

Interest expense, net	(11.5)	(12.4)	(47.7)	(42.2)
(Provision) benefit for income taxes	(7.0)	(20.4)	(44.7)	(53.7)
Depreciation and amortization - Performance Materials	(9.9)	(8.7)	(36.8)	(31.2)
Depreciation and amortization - Performance Chemicals	(18.3)	(18.0)	(73.1)	(69.0)
Pension and postretirement settlement and curtailment (charges) income, net (3)	—	(0.1)	—	(0.1)
Restructuring and other income (charges), net (4)	(3.9)	(5.2)	(16.2)	(18.5)
Acquisition and other-related costs (5)	0.3	(0.1)	(0.6)	(1.8)
Litigation verdict charge (6)	—	—	(85.0)	—
Net income (loss)	$29.3	$46.0	$118.1	$181.4

_________________
(1) In 2021, we updated disaggregated revenue disclosures, combining certain product groups to reflect categories that depict how the nature, amount, and uncertainty of revenue and cash flows are affected by economic factors. As a result, Automotive Technologies and Process Purification product lines have been combined within the Performance Materials segment. Similarly, the Oilfield Technologies product line has been combined with the Industrial Specialties product line within the Performance Chemicals segment.

(2) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net, associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges, net.

(3) For the year ended December 31, 2020, all charges relate to the Performance Materials segment. Our pension and postretirement settlement and curtailment charges (income) are related to the acceleration of prior service costs, as a result of a reduction in the number of participants within the Union Hourly defined benefit pension plan during 2020. These are excluded from our segment results because we consider these costs to be outside our operational performance. We continue to include the service cost, amortization of prior service cost, interest costs, expected return on plan assets, and amortized actual gains and losses in our segment EBITDA.

(4) For the three and twelve months ended December 31, 2021, charges of $1.5 million and $6.0 million relate to the Performance Material segment, respectively, and charges of $2.4 million and $10.2 million relate the Performance Chemicals segment. For the three and twelve months ended December 31, 2020, charges of $2.0 million and $7.4 million relate to the Performance Material segment, respectively, and charges of $3.2 million and $11.1 million relate the Performance Chemicals segment.

(5) For the three and twelve months ended December 31, 2021, income (charges) of zero and $(0.2) million relate to the acquisition of a strategic investment in the Performance Materials segment and $0.3 million and $(0.4) million relate to the integration of the Perstorp Capa business into our Performance Chemicals segment, respectively. For the three and twelve months ended December 31, 2020, all charges relate to the integration of the Perstorp Capa business into our Performance Chemicals segment.

(6) For the year ended December 31, 2021, litigation verdict charge relates to the Performance Materials segment.

Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
In millions	2021	2020
Assets
Cash and cash equivalents	$275.4	$257.7
Accounts receivable, net	161.7	148.0
Inventories, net	241.2	189.0
Prepaid and other current assets	46.6	34.0
Current assets	724.9	628.7
Property, plant and equipment, net	719.7	703.6
Goodwill	442.0	445.3
Other intangibles, net	337.6	373.3
Restricted investment	76.1	73.6
Other assets	168.7	110.0
Total Assets	$2,469.0	$2,334.5

Liabilities
Accounts payable	$125.8	$104.2
Accrued expenses	51.7	46.6
Other current liabilities	91.4	72.6
Current liabilities	268.9	223.4
Long-term debt including finance lease obligations	1,250.0	1,267.4
Deferred income taxes	114.6	117.0
Other liabilities	161.7	84.6
Total Liabilities	1,795.2	1,692.4
Equity	673.8	642.1
Total Liabilities and Equity	$2,469.0	$2,334.5

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions	2021	2020	2021	2020
Cash provided by (used in) operating activities:
Net income (loss)	$29.3	$46.0	$118.1	$181.4
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	28.2	26.7	109.9	100.2
Other non-cash items	12.3	21.9	43.4	66.0
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	6.2	58.7	21.6	4.8
Net cash provided by (used in) operating activities	$76.0	$153.3	$293.0	$352.4
Cash provided by (used in) investing activities:
Capital expenditures	$(37.4)	$(31.1)	$(103.8)	$(82.1)
Finance lease expenditures	—	—	—	(23.8)
Purchase of strategic investments	(18.8)	—	(35.3)	—
Other investing activities, net	(1.0)	(1.1)	(1.5)	(4.7)
Net cash provided by (used in) investing activities	$(57.2)	$(32.2)	$(140.6)	$(110.6)
Cash provided by (used in) financing activities:
Proceeds from revolving credit facility	$—	$—	$—	$346.1
Proceeds from long-term borrowings	—	550.0	—	550.0
Payments on revolving credit facility	—	(170.0)	—	(477.3)
Payments on long-term borrowings	(4.6)	(375.0)	(23.4)	(389.1)
Debt issuance costs	—	(11.0)	—	(11.0)
Financing lease obligations, net	(0.1)	(0.2)	(0.7)	23.1
Borrowings (repayments) of notes payable and other short-term borrowings, net	—	(3.5)	(1.9)	(4.4)
Tax payments related to withholdings on vested equity awards	—	(0.2)	(2.4)	(3.2)
Proceeds and withholdings from share-based compensation plans, net	1.0	0.5	4.7	3.6
Repurchases of common stock under publicly announced plan	(9.1)	(55.6)	(109.4)	(88.0)
Net cash provided by (used in) financing activities	$(12.8)	$(65.0)	$(133.1)	$(50.2)
Increase (decrease) in cash, cash equivalents, and restricted cash	6.0	56.1	19.3	191.6
Effect of exchange rate changes on cash	0.1	1.9	(1.7)	2.2
Change in cash, cash equivalents, and restricted cash	6.1	58.0	17.6	193.8
Cash, cash equivalents, and restricted cash at beginning of period	269.9	200.4	258.4	64.6
Cash, cash equivalents, and restricted cash at end of period (1)	$276.0	$258.4	$276.0	$258.4

(1) Includes restricted cash of $0.6 million and $0.7 million, and cash and cash equivalents of $275.4 million and $257.7 million, for the years ended December 31, 2021 and 2020, respectively. Restricted cash is included within "Prepaid and other current assets" within the consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$12.0	$1.9	$47.5	$39.6
Cash paid for income taxes, net of refunds	10.5	5.2	53.7	46.6
Purchases of property, plant and equipment in accounts payable	3.5	0.8	9.4	2.7
Leased assets obtained in exchange for new finance lease liabilities	—	—	—	23.8
Leased assets obtained in exchange for new operating lease liabilities	5.8	2.7	20.5	27.2

Financial Schedules - Page 4

Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as diluted earnings (loss) per common share plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, litigation verdict charge per share, pension and postretirement settlement and curtailment (income) charges per share and the income tax expense (benefit) per share on those items, less the per share tax provision (benefit) from certain discrete tax items per share.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charge, pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as the sum of cash provided by (used in) the following items: operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2022 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2022 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; litigation verdict charges; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted Earnings (Loss) (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except per share data (unaudited)	2021	2020	2021	2020
Net income (loss) (GAAP)	$29.3	$46.0	$118.1	$181.4
Restructuring and other (income) charges, net	3.9	5.2	16.2	18.5
Acquisition and other-related costs	(0.3)	0.1	0.6	1.8
Pension and postretirement settlement and curtailment charges (income)	—	0.1	—	0.1
Litigation verdict charge	—	—	85.0	—
Tax effect on items above	(1.1)	(1.0)	(23.8)	(4.4)
Certain discrete tax provision (benefit) (1)	(0.9)	4.7	13.4	5.2
Adjusted earnings (loss) (Non-GAAP)	$30.9	$55.1	$209.5	$202.6

Diluted earnings (loss) per common share (GAAP)	$0.74	$1.11	$2.95	$4.37
Restructuring and other (income) charges	0.10	0.12	0.40	0.45
Acquisition and other-related costs	(0.01)	—	0.01	0.04
Pension and postretirement settlement and curtailment charges (income)	—	—	—	—
Litigation verdict charge	—	—	2.12	—
Tax effect on items above	(0.03)	(0.02)	(0.59)	(0.10)
Certain discrete tax provision (benefit)	(0.02)	0.12	0.34	0.12
Diluted adjusted earnings (loss) per share (Non-GAAP)	$0.78	$1.33	$5.23	$4.88

Weighted average common shares outstanding - Diluted	39.6	41.4	40.1	41.5
_______________
(1) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

Financial Schedules - Page 6

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions, except percentages (unaudited)	2021	2020	2021	2020
Net income (loss) (GAAP)	$29.3	$46.0	$118.1	$181.4
Interest expense, net	11.5	12.4	47.7	42.2
Provision (benefit) for income taxes	7.0	20.4	44.7	53.7
Depreciation and amortization	28.2	26.7	109.9	100.2
Restructuring and other (income) charges, net	3.9	5.2	16.2	18.5
Acquisition and other-related costs	(0.3)	0.1	0.6	1.8
Litigation verdict charge	—	—	85.0	—
Pension and postretirement settlement and curtailment charges (income)	—	0.1	—	0.1
Adjusted EBITDA (Non-GAAP)	$79.6	$110.9	$422.2	$397.9

Net sales	$336.0	$325.6	$1,391.5	$1,216.1
Net income (loss) margin	8.7%	14.1%	8.5%	14.9%
Adjusted EBITDA margin	23.7%	34.1%	30.3%	32.7%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In millions (unaudited)	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$76.0	$153.3	293.0	352.4
Less: Capital expenditures	37.4	31.1	103.8	82.1
Free Cash Flow	$38.6	$122.2	$189.2	$270.3

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	December 31, 2021
Notes payable and current maturities of long-term debt	$19.6
Long-term debt including finance lease obligations	1,250.0
Debt issuance costs	10.9
Total Debt	1,280.5
Less:
Cash and cash equivalents (1)	275.7
Restricted investment	76.1
Net Debt	$928.7

Net Debt Ratio (Non GAAP)
Adjusted EBITDA (2)
Adjusted EBITDA - last twelve months (LTM) as of December 31, 2021	$422.2

Net debt ratio (Non GAAP)	2.20x
_______________
(1) Includes $0.3 million of Restricted Cash related to the New Market Tax Credit arrangement.
(2) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 9